EXHIBIT 99

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: February 8, 2005
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS INCREASED REVENUE AND
EARNINGS PER SHARE FOR THIRD QUARTER

          EL SEGUNDO, Calif., Feb. 8 -- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2005 third quarter, ended Dec. 31, 2004. Revenue from continuing operations was $3.52 billion, up 5.6% over last year's comparable quarter. Net earnings per share (diluted) were 82 cents, including 12 cents from discontinued operations, compared with last year's 68 cents including a three-cent after-tax special charge.

          CSC's global commercial activities, including primarily Europe and North America, were the driver of revenue growth during the quarter. Trailing 12 months ended December 31, 2004, major business announcements totaled approximately $17.5 billion, with approximately $15 billion coming from continuing operations. This award base served as a positive contribution to the quarter's performance. Global commercial revenue also benefited from favorable currency movements.

For the third quarter (ended Dec. 31):

--	Revenue from continuing operations was $3.52 billion, up 5.6% (approximately 3% in constant currency); discontinued operations revenue was $474.9 million, up 62.8%;

--	Net income was $157.5 million;

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Computer Sciences Corporation - Page 2	February 8, 2005

--	Earnings per share (diluted) were 82 cents, including 12 cents from discontinued operations;

--	and major new business announcements were $5.3 billion, all from continuing operations.

For the nine months (ended Dec. 31):

--

Revenue from continuing operations was $10.26 billion, up 3.3% over the comparable nine-month period of fiscal 2004 (flat in constant currency); discontinued operations revenue was $1.4 billion, up 69.0% compared to the nine-month period last year;

--	Net income was $398.4 million;

--	Earnings per share (diluted) were $2.08, including 30 cents from discontinued operations;

--	and major new business announcements totaled $14.1 billion, with $13.7 billion from continuing operations.

          "Our third quarter results were on plan and continue our momentum as we head into the fourth quarter," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "We are pleased with the pace of announced awards over the past two years and with the robust nature of both the global commercial and U.S. federal pipelines. The positive aspects of these pipelines provide us with increased visibility as we move into our next fiscal year.

          "The ongoing dedication of our management team towards managing costs, improving contract execution and implementing new business processes with rigorous operating hurdles continues to be our focus as we strive to improve returns and grow market share.

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Computer Sciences Corporation - Page 3	February 8, 2005

          "Our success in winning new business in the global commercial and U.S. federal markets continues," Honeycutt said. "During the 12 months ended December 31, 2004, we had total announcements from continuing operations of approximately $15 billion. Nineteen of those awards were valued at $100 million or greater, and an additional five exceeded $1 billion. During that period, approximately 55% were global commercial announcements.

          "As announced December 12, 2004, we are divesting DynCorp International and DynMarine units and selected DynCorp Technical Services contracts. This transaction, scheduled to close Friday, February 11, will allow us to increase our focus on those information technology services which have been core strengths during our long and successful history with the U.S. federal government. As a leading provider to the federal IT systems integration market, we are well positioned to capitalize on the opportunities for IT services within the federal government. We may use the $775 million cash, less transaction costs, provided from this transaction to pay down debt, repurchase CSC common shares, fund acquisitions and/or other general corporate purposes.

          "The 14-month federal pipeline of opportunities for continuing operations is nearly $28 billion, comprised of potential awards across multiple clients from a broad array of federal government departments and agencies," continued Honeycutt. "More than $2 billion of this total is scheduled for award during our fourth quarter, ending April 1, 2005.

          "In North America, our third quarter revenue derived from shorter-term consulting and systems integration services again improved moderately year-over-year. Importantly, in Europe, we experienced modest growth compared to last year's third quarter.

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Computer Sciences Corporation - Page 4	February 8, 2005

          "New business announcements from continuing operations for the third quarter were $5.3 billion," said Honeycutt. "So far in the current quarter, which ends April 1, we have announced approximately $1.5 billion in awards, including a $762 million, 15-year contract with the U.S. Navy for the operation and maintenance of the Navy's Atlantic Undersea Test and Evaluation Center and a $360 million, five-year managed applications services agreement with Sun Microsystems. Our fiscal year-to-date announcements from continuing operations are now approximately $15.5 billion, compared with approximately $14.7 billion from continuing operations for the same period last fiscal year.

          "For the fiscal year, ending April 1, 2005, we anticipate revenue from continuing operations of approximately $14 billion. Given that we anticipate the DynCorp International divestiture will close Friday, February 11, earnings per share, diluted, including discontinued operations, are expected to be in the $3.12 to $3.18 range, in line with our guidance for the fiscal year."

BUSINESS RESULTS

          Global commercial revenue was up 11.1% (approximately 6% in constant currency) to $2.37 billion from $2.14 billion in the year-ago quarter. U.S. commercial revenue was $993.8 million, up 10.8%, compared with $896.6 million last year. European revenue rose 14.6% (approximately 5% in constant currency) to $1.07 billion from $933.2 million in last year's third quarter. Global commercial and European revenue was the beneficiary of meaningful recent IT services engagements and favorable currency exchange rate movements. CSC's non-European international revenue was $309.3 million, up slightly (down approximately 4% in constant currency), compared with last year's $306.9 million.

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Computer Sciences Corporation - Page 5	February 8, 2005

          For the third quarter, revenue from continuing operations derived from CSC's U.S. federal government activities declined. Revenue was $1.14 billion, down 4.1% from last year's $1.19 billion. A negative impact continued during the third quarter from the previously disclosed completion of the Ft. Rucker helicopter-maintenance contract. Revenue from continuing operations generated by CSC's civil agencies activities was $378.9 million, a decline of 5.5% from last year's comparable $401.0 million. CSC's DoD-related revenue from continuing operations was $732.2 million, down 1.2%, compared with $741.0 million in the third quarter a year ago. Other federal revenue from continuing operations, comprised of state and local government as well as commercial contracts performed by the U.S. federal sector reporting segment, declined to $32.7 million from $50.8 million in last year's third quarter.

          As announced in the company's press release dated Jan. 5, 2005, a teleconference will be held today at 5:00 p.m. EST to discuss the third quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

          Founded in 1959, Computer Sciences Corporation is a leading global IT services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 76,000 employees supporting continuing operations, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $13.9 billion from continuing operations for the 12 months ended Dec. 31, 2004. For more information, visit the company's Web site at www.csc.com.

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Computer Sciences Corporation - Page 6	February 8, 2005

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-Q for the quarter ended October 1, 2004. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 7		February 8, 2005

Revenues by Segment
(unaudited)

	Third Quarter Ended
	Dec. 31,	Jan. 2,	% of Total
(In millions)	2004	2004	Fiscal 2005	Fiscal 2004

U.S. commercial	$ 993.8	$ 896.6	28%	27%
Europe	1,069.9	933.2	30	28
Other international	309.3	306.9	9	9
Global commercial segment	2,373.0	2,136.7	67	64

Department of Defense	732.2	741.0	20	22
Civil agencies	378.9	401.0	12	12
Other (1)	32.7	50.8	1	2
U.S. federal government segment	1,143.8	1,192.8	33	36

	$ 3,516.8 =========	$3,329.5 =========	100% =========	100% =========

	Nine Months Ended
	Dec. 31,	Jan. 2,	% of Total
(In millions)	2004	2004	Fiscal 2005	Fiscal 2004

U.S. commercial	$ 2,834.6	$2,741.6	27%	28%
Europe	3,044.9	2,604.3	30	26
Other international	911.2	885.4	9	9
Global commercial segment	6,790.7	6,231.3	66	63

Department of Defense	2,154.5	2,243.7	21	23
Civil agencies	1,201.5	1,314.0	12	13
Other (1)	114.1	148.7	1	1
U.S. federal government segment	3,470.1	3,706.4	34	37

	$10,260.8 =========	$9,937.7 =========	100% =========	100% =========

(1)	Other revenues consist of state and local government as well as commercial contracts performed by the U.S. Federal reporting segment.

Note:

The table presents revenues for each year by reportable segment as disclosed in the Form 10-Q. In past years, revenues by market sector were presented, which differs slightly due to the classification of certain overlapping activities between segments. For simplicity this secondary presentation has been eliminated. The total classification difference between the two presentations was $1.3 million and $1.6 million for the quarter and nine months ended December 31, 2004.

Computer Sciences Corporation - Page 8	February 8, 2005

Consolidated Statements of Income
(unaudited)

	Third Quarter Ended		Nine Months Ended
	Dec. 31,	Jan. 2,	Dec. 31,	Jan. 2,
(In millions except per-share amounts)	2004	2004	2004	2004

Revenues	$3,516.8	$3,329.5	$10,260.8	$9,937.7
Costs of services	2,822.2	2,662.3	8,276.5	8,062.6
Selling, general and administrative	198.9	191.8	602.1	580.9
Depreciation and amortization	268.1	249.7	781.5	709.3
Interest expense	40.2	42.6	119.6	126.2
Interest income	(3.8)	(1.6)	(8.3)	(6.0)
Special items		7.3		22.7

Total costs and expenses	3,325.6	3,152.1	9,771.4	9,495.7

Income before taxes	191.2	177.4	489.4	442.0
Taxes on income	57.2	54.2	148.6	133.1

Income from continuing operations	134.0	123.2	340.8	308.9
Income from discontinued
operations, net of taxes	23.5	5.2	57.6	19.9

Net income	$ 157.5 ========	$ 128.4 ========	$ 398.4 ========	$ 328.8 ========

Earnings per share:
Continuing operations	$ 0.70	$ 0.66	$ 1.80	$ 1.65
Discontinued operations	0.12	0.03	0.30	0.11

Basic*	$ 0.83 ========	$ 0.69 ========	$ 2.11 ========	$ 1.76 ========

Continuing operations	$ 0.69	$ 0.65	$ 1.78	$ 1.64
Discontinued operations	0.12	0.03	0.30	0.11

Diluted*	$ 0.82 ========	$ 0.68 ========	$ 2.08 ========	$ 1.74 ========

* Amounts may not add as a result of rounding

Computer Sciences Corporation - Page 9	February 8, 2005

Summarized Balance Sheet
(unaudited)

(In millions)	Dec. 31, 2004	April 2, 2004

Assets
Cash and cash equivalents	$ 753.6	$ 609.7
Receivables	3,618.2	3,398.3
Other current assets	1,028.5	618.7
Assets of operations held for sale	782.1	552.4
Total current assets	6,182.4	5,179.1

Property and equipment, net	2,317.7	2,174.6
Outsourcing contract costs, net	1,198.2	1,131.8
Software, net	451.3	403.2
Excess of cost of businesses acquired over related net assets, net	2,432.3	2,345.1
Other assets	517.5	570.2
Total assets	$13,099.4 ==========	$11,804.0 ==========

Short-term debt and current maturities of long-term debt	$ 579.3	$ 60.2
Accounts payable and accrued expenses	2,551.4	2,443.3
Deferred revenue	572.4	334.0
Income taxes payable	450.6	284.5
Liabilities of operations held for sale	191.2	149.9
Total current liabilities	4,344.9	3,271.9

Long-term debt, net	1,804.6	2,306.4
Other long-term liabilities	745.4	722.0

Stockholders' equity	6,204.5	5,503.7

Total liabilities and stockholders' equity	$13,099.4 ==========	$11,804.0 ==========

Computer Sciences Corporation - Page 10	February 8, 2005

The following tables reconcile Earnings Before Interest, Taxes, Depreciation and Amortization, and Special Items (EBITDA and Special Items); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP). CSC management believes that these three non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	Third Quarter Ended		Nine Months Ended
	Dec. 31,	Jan. 2,	Dec. 31,	Jan. 2,
	2004	2004	2004	2004
EBITDA and Special Items	$495.7	$475.4	$1,382.2	$1,294.2
Special Items		7.3		22.7
EBITDA	495.7	468.1	1,382.2	1,271.5
Depreciation and Amortization	268.1	249.7	781.5	709.3
EBIT	227.6	218.4	600.7	562.2
Interest, net	36.4	41.0	111.3	120.2
Income Before Taxes	191.2	177.4	489.4	442.0
Income Taxes	57.2	54.2	148.6	133.1
Income from continuing operations	134.0	123.2	340.8	308.9
Income from discontinued operations,
net of taxes	23.5	5.2	57.6	19.9
Net Income	$157.5 ========	$128.4 ========	$ 398.4 ========	$ 328.8 ========

Net Income as a percent of revenue	4.5%	3.9%	3.9%	3.3%

Free Cash Flow (unaudited)	Nine Months Ended
	Dec. 31,	Jan. 2,
	2004	2004
Free Cash Flow	$ .4	$(173.0)
Cash flows used in investing activities	948.9	819.8
Acquisition, net of cash acquired	(20.5)
Dispositions	31.3	26.9
Cash flows provided by operating activities	$960.1 ========	$ 673.7 ========

Computer Sciences Corporation - Page 11	February 8, 2005

The following table summarizes CSC's results of continuing and discontinued operations:

Revenues (unaudited)

	Third Quarter Ended			Nine Months Ended
(In millions except	Dec. 31,	Jan. 2,	%	Dec. 31,	Jan. 2,	%
per-share amounts)	2004	2004	Change	2004	2004	Change

Revenues -
continuing operations
as reported	$3,516.8	$3,329.5	5.6%	$10,260.8	$ 9,937.7	3.3%

Revenues -
discontinued operations
no longer reported	474.9	291.7	62.8	1,401.8	829.4	69.0

Total	$3,991.7 =======	$3,621.2 =======	10.2	$11,662.6 =======	$10,767.1 =======	8.3

EPS (unaudited)

	Third Quarter Ended		Nine Months Ended
	Dec. 31,	Jan. 2,	Dec. 31,	Jan. 2,
	2004	2004	2004	2004
Earnings per share:
Continuing operations	$ 0.69	$ 0.65	$ 1.78	$ 1.64
Discontinued operations	0.12	0.03	0.30	0.11

Diluted*	$ 0.82 ========	$ 0.68 ========	$ 2.08 ========	$ 1.74 ========

* Amounts may not add as a result of rounding